EXHIBIT 99.2


FOR IMMEDIATE RELEASE

                CORECOMM LAUNCHES "SMART" LOCAL EXCHANGE STRATEGY
           ANNOUNCES ACQUISITION OF MEGSINET NATIONAL INTERNET NETWORK

New York, New York (February 18, 1999) - CoreComm Limited (NASDAQ: COMMF) announced today the formation of the first "Smart Local Exchange Carrier" (Smart
LEC) strategy in the U.S., and took a major step forward by signing a definitive agreement to acquire Megsinet Inc., a fast-growing national Internet network and regional telecommunications provider.

CoreComm's Smart LEC network strategy combines some of the latest communications technologies together with a unique implementation plan to produce an extremely low cost, highly efficient delivery system for bundled Internet access and local and long distance telephony. In time, this network may provide video services as well.

Commenting on today's announcement, Barclay Knapp, President and CEO, said "Over the last several months we have perfected our consumer and business telephony and Internet propositions while reselling the services of others. Our Smart LEC network strategy now allows wide-scale facilities-based deployment of these services very rapidly over many metropolitan areas, thereby significantly improving time to market and gross margins, while retaining relatively low - and success-driven - capital requirements.

"Our Smart LEC network combines the best of classic telephony switching with the latest advances in Internet Protocol (IP), Digital Subscriber Line (DSL), and Asynchronous Transfer Mode (ATM) technologies.

"The acquisition of Megsinet represents a major step forward in our Smart LEC implementation. Their existing IP/ATM network and their imminent implementation of telephony and DSL access in Chicago and other large markets puts us well down the road. Together with CoreComm's acknowledged marketing expertise, the combination creates a new kind of telecoms company, well-equipped to compete in the modern era."

Megsinet, a privately held company based in Chicago, Illinois has constructed an integrated IP network consisting of 57 major-city nodes linked via a high capacity ATM network. Megsinet has also launched the implementation of switched-based telephony access starting with the Chicago metropolitan area, and has been a major proponent of IP telephony and DSL technologies along with its implementation partners Nortel, Cisco and Ascend.

CoreComm will purchase 100% of Megsinet's stock for a total consideration of approximately $18.5 million in cash plus approximately 1.5 million shares of CoreComm common stock. As of December 31, 1998, Megsinet had approximately $26 million in property, plant and equipment and currently serves approximately 45,000 Internet subscribers. The transaction is expected to close in the second quarter and is subject to certain conditions, including obtaining an effective registration statement relating to the CoreComm stock to be issued as consideration.


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Separately,  CoreComm  secured  the  rights  to use  the  Internet  domain  name
Core.com, and will transition its national Internet activities to this new name over the next several months.

CoreComm Limited was formed in order to succeed to the businesses and assets that were operated by OCOM Corporation in the state of Ohio and as an appropriate vehicle to pursue new telecommunications opportunities. The Company was formerly a subsidiary of what is now Cellular Communications of Puerto Rico, Inc. CoreComm will continue its efforts in prepaid wireless and other telecommunications services through its other wholly-owned subsidiaries. CoreComm Limited is traded on the Nasdaq under the symbol: COMMF.


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

In addition to the historical information presented, this release also includes certain forward-looking statements concerning the timing of network installation and service provision. Such statements represent the Company's reasonable judgment on the future and are based on assumptions and factors that could cause actual results to differ materially. Examples of relevant assumptions and factors include, but are not limited to, the Company's ability to continue to design and deploy efficient network routes, obtain and maintain any required regulatory licenses or approvals and finance network development, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such statements.


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For  further  information  contact:  Michael A.  Peterson,  Director - Corporate
Development, Kathy Makrakis, Director - Investor Relations or Jeffrey G. Wyman, Assistant General Counsel at (212) 906-8457.